June 8, 2026

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Nomura Energy Transition ETF, Nomura Focused Emerging Markets Equity ETF, Nomura Focused International Core ETF, Nomura Focused Large Growth ETF, Nomura Global Listed Infrastructure ETF, Nomura National High-Yield Municipal Bond ETF, Nomura Tax-Free USA ETF, Nomura Tax-Free USA Short Term ETF and Nomura Transformational Technologies ETF (the “Funds”) (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 1 and Item 8 of Form N-CSR of the Funds dated June 8, 2026. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

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